Exhibit 99.1

TriNet Group, Inc. Announces Retirement of CFO Bill Porter

SAN LEANDRO, Calif., Oct. 3, 2016 /PRNewswire/ --  TriNet Group, Inc. (NYSE: TNET) today announced that its Vice President and Chief Financial Officer, Bill Porter, plans to retire from the company after six years of service. Mr. Porter will remain in his current role as CFO until a successor has been named, ensuring an orderly transition for the new CFO. Mr. Porter will then continue with the company in an operating role as an adviser to the CEO. The company will engage a leading executive search firm to conduct a nationwide search to identify a replacement for Mr. Porter.

"I am extremely grateful for Bill's years of distinguished service to our company as CFO," said Burton Goldfield, TriNet's President and Chief Executive Officer. "Bill played a vital role in achieving our successful IPO, oversaw a period of rapid revenue growth and expansion from when he joined in 2010 and helped us execute on several strategic transactions. His contributions in these company successes were invaluable. I know I speak for everyone at TriNet when I thank him for his many contributions as CFO and I look forward to working with him in his new role."

Mr. Porter added, "I am proud of all that we have accomplished at TriNet over the past six years. I am confident that we will identify a strong CFO to continue to build on these accomplishments and I look forward to working closely with the new CFO to ensure a successful transition."

Mr. Porter joined the company in 2010 as Vice President and Chief Financial Officer. Prior to joining TriNet, he served in a series of executive roles at Cadence Design Systems, including as the company's Chief Administrative Officer and CFO. Prior to Cadence, Mr. Porter spent six years at Apple in various accounting, reporting and operational roles. Mr. Porter began his career at Arthur Andersen, where he served small and midsize businesses and high-tech clients for 12 years.

About TriNet

TriNet is a leading provider of a comprehensive human resources solution for small to midsize businesses, or SMBs. We enhance business productivity by enabling our clients to outsource their human resources, or HR, function to one strategic partner and allowing them to focus on operating and growing their core businesses. Our HR solution includes services such as payroll processing, human capital consulting, employment law compliance and employee benefits, including health insurance, retirement plans and workers' compensation insurance. Our services are delivered by our expert team of HR professionals and enabled by our proprietary, cloud-based technology platform, which allows our clients and their employees to efficiently conduct their HR transactions anytime and anywhere. For more information, please visit http://www.trinet.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the company's transition to a new chief financial officer, growth and related items. These statements are not guarantees but are based on management's expectations as of the date hereof and assumptions that are subject to uncertainties, risks, and changes in circumstances. Readers are encouraged to view the company's filings with the Securities and Exchange Commission for a discussion of uncertainties, risks and changes affecting the company and that could cause actual results to vary from expectations. Expect as required by law, the company assumes no responsibility for the accuracy and completeness of the forward-looking statements.

Contacts:
Investors:	Media:
Alex Bauer	Jock Breitwieser
TriNet	TriNet
Investorrelations@TriNet.com	Jock.Breitwieser@TriNet.com
(510) 875-7201	(510) 875-7250

TriNet, Ambitions Realized and the TriNet logo are registered trademarks of TriNet.